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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our three reports each dated December 19, 2005, relating to the financial statements and financial highlights which appear in the October 31, 2005 Annual Reports to Shareholders of the three funds constituting AIM Special Opportunities Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Examples of Persons to Whom AIM Provides Non-Public Portfolio Holdings on an Ongoing Basis", and "Other Service Providers", in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 23, 2006